Exhibit (a)(1)(A)

THE KEYW HOLDING CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS FOR

RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended. The prospectus relates to an offer to exchange all, some or none of certain employees’ Eligible Options under The KEYW Holding Corporation 2009 Stock Incentive Plan and The KEYW Holding Corporation Amended and Restated 2013 Stock Incentive Plan, for restricted stock units under The KEYW Holding Corporation Amended and Restated 2013 Stock Incentive Plan.

June 15, 2016

THE KEYW HOLDING CORPORATION

Offer to Exchange Certain Outstanding Options
for Restricted Stock Units
This offer and withdrawal rights will expire at 5:00 p.m., Eastern Time, on July 14, 2016, unless we extend the expiration date.

The KEYW Holding Corporation (“KEYW,” the “Company,” “we,” “us,” or “our”) is offering each Eligible Employee (as defined below) the opportunity to exchange outstanding Eligible Options (as defined below) for a lesser number of restricted stock units, or “RSUs”, on the terms and under the conditions set forth in this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”). In this Offer to Exchange, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for RSUs in accordance with the terms of the Offer as the “Exchange Program.”

This Offer to Exchange provides Eligible Employees of KEYW and its subsidiaries the opportunity to exchange all, some or none of their Eligible Options for cancellation in exchange for the grant of a lesser number of RSUs. Restricted stock units or “RSUs” are a promise by KEYW to issue shares of its common stock in the future, provided that the vesting criteria are satisfied. The Company’s stockholders approved the implementation of this one-time Offer at its 2016 annual meeting of stockholders held on May 18, 2016. The Exchange Program is open to all current employees with outstanding stock options that have a per share exercise price equal to or greater than $11.18; however, our named executive officers, certain identified members of our executive leadership team and members of our Board of Directors (the “Board”) are not permitted to participate in the Exchange Program.

If you participate in the Exchange Program, the number of RSUs you receive will depend on the number of Eligible Options that you elect to exchange at the exchange ratio of 3:1, or 3.0 options for one new RSU.

We will grant RSUs in exchange for tendered Eligible Options shortly after the expiration of the Offer. This date is referred to as the “RSU grant date.” If the expiration date of the Offer is extended, the RSU grant date similarly will be delayed. The RSUs will be granted pursuant to the Company’s Amended and Restated 2013 Stock Incentive Plan (referred to as the “2013 Plan”).

The vesting of the RSUs will be dependent on your continued service with us or our subsidiaries through the one-year anniversary of the RSU grant date, as detailed in Section 9 of this Offer to Exchange.

Our common stock is traded on NASDAQ under the symbol “KEYW.” On June 10, 2016, the closing price of our common stock was $9.24 per share. You should evaluate the risks related to our business, our common stock and the Offer, and review current market quotes for our common stock, among other factors, before deciding to participate in the Exchange Program.

See “Risks of Participating in the Exchange Program” beginning on page 15 for a discussion of risks that you should consider before participating in the Exchange Program.

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IMPORTANT

If you want to participate in the Exchange Program, you must submit your election form via the Company’s Offer website or facsimile, not later than the expiration of the Offer, currently expected to be 5:00 p.m., Eastern Time, on July 14, 2016.

Your delivery of all documents, including election forms, is at your own risk. Only election forms that are properly completed and actually received by the Company by the deadline via the Offer website or facsimile will be accepted. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the Offer website, you should print and keep a copy of the Confirmation Statement generated by the Offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have timely received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the Offer time constraints may prevent the Company from providing a confirmation by email prior to the expiration of the Offer.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer to Exchange. Any representation to the contrary is a criminal offense.

You should direct questions about the Exchange Program and requests for additional copies of this Offer to Exchange and the other Offer documents to:

Corporate Secretary

Email: OptionExchange@keywcorp.com

Phone: 443-733-1600

Offer to Exchange dated June 15, 2016

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to exchange options for restricted stock units in any jurisdiction in which the Offer is not permitted. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of the Offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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LIST OF SCHEDULES

SCHEDULE A Information Concerning the Executive Officers and Directors of The KEYW Holding Corporation	A-1
SCHEDULE B Summary Financial Information of The KEYW Holding Corporation	B-1
SCHEDULE C Terms and Conditions	C-1

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Exchange Program. You should read carefully this entire Offer to Exchange, and the accompanying launch email, dated June 15, 2016, announcing the Offer, together with its associated instructions. The Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other Offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the Exchange Program?	3
Q2.	What is a stock option?	4
Q3.	Who is eligible to participate in the Exchange Program?	4
Q4.	What will I receive for the options that I exchange?	4
Q5.	What is the advantage of Restricted Stock Units?	4
Q6.	Which stock options are eligible for exchange under the Exchange Program?	4
Q7.	Can the Exchange Program be extended, and if so, how will I be notified if the Exchange Program is extended?	5
Q8.	If I participate in the Exchange Program, how many RSUs would I receive in the new equity grant?	5
Q9.	Can you provide an example of how the exchange ratios would work?	5
Q10.	Why isn’t the exchange ratio 1-to-1 for all Eligible Options?	5
Q11.	What would the new exercise price be?	5
Q12.	My Eligible Options are already vested. Would my new RSU be fully vested?	5
Q13.	What would the vesting schedule be for the new grants?	5
Q14.	Will the terms and conditions of the RSU grant be the same as the exchanged stock option grant?	5
Q15.	If I elect to participate, when would I receive my new stock grant?	6
Q16.	Do I have to participate in the Exchange Program?	6
Q17.	If I choose to participate in the Exchange Program, do I have to exchange all of my eligible stock option grants?	8
Q18.	If I choose to participate in the Exchange Program, can I partially exchange an option grant?	8
Q19.	Can I exchange shares of KEYW common stock that I acquired upon exercise of my KEYW stock options?	8
Q20.	Will I be required to give up all my rights under the exchanged stock options?	8
Q21.	During what period of time may I withdraw options that I previously elected to exchange?	8
Q22.	What if I elect to participate and leave KEYW before the Exchange Program ends?	8
Q23.	What if I elect to participate and leave KEYW after the new RSUs are granted?	8
Q24.	Would I owe taxes if I participate in the Exchange Program?	8
Q25.	Will KEYW recommend that employees participate in the Exchange Program?	9
Q26.	How do I know if I should exchange my options?	9
Q27.	Why is the Company making the Offer?	9
Q28.	Are there circumstances under which I would not be granted RSUs?	10
Q29.	Do I have to pay for my RSUs?	10
Q30.	What happens if I have an Eligible Option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10
Q31.	When will my exchanged options be cancelled?	11
Q32.	Once my exchanged options are cancelled pursuant to the Exchange Program, is there anything I must do to receive the RSUs?	11
Q33.	Do I need to exercise my RSUs in order to receive shares?	11
Q34.	Will I be required to give up all of my rights under the cancelled options?	11

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Q35.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?	11
Q36.	How does the Company determine whether an option has been properly tendered?	11
Q37.	What if the Company is acquired by another company?	12
Q38.	Will I receive an RSU award agreement?	12
Q39.	Are there any conditions to the Offer?	12
Q40.	May I change my mind about which options I want to exchange?	13
Q41.	How do I change my election and add or withdraw some or all of my Eligible Option grants?	13
Q42.	What if I withdraw my election and then decide that I do want to participate in the Exchange Program?	14
Q43.	Will my decision to participate in the Exchange Program have an impact on my ability to receive options or other equity awards in the future?	14
Q44.	Whom can I contact if I have questions about the Exchange Program, or if I need additional copies of the Offer documents?	14

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Q1.	What is the Exchange Program?

A1.	As a result of our stock price decline, a substantial number of our employees who hold outstanding stock options are holding options that are considerably “underwater” (meaning the exercise prices of the stock options are higher than the current market price of our common stock). The Exchange Program is a one-time voluntary opportunity for Eligible Employees to surrender certain outstanding underwater stock options with a per share exercise price equal to or greater than $11.18 per share in exchange for a lesser amount of restricted stock units (“RSUs”) based on an exchange ratio designed to result in the new RSUs having a fair value approximately equal to the stock options that are exchanged.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•	“2009 Plan” refers to the KEYW Holding Corporation 2009 Stock Incentive Plan.

•	“2013 Plan” refers to the KEYW Holding Corporation Amended and Restated 2013 Stock Incentive Plan.

•	“cancellation date” refers to the same U.S. calendar day as the expiration date which is the date when exchanged options will be cancelled. This cancellation of exchanged options will occur after the Offer expires. We expect that the cancellation date will be July 14, 2016. If the expiration date of the Offer is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to the common stock, par value $0.001 per share, of the KEYW Holding Corporation.

•	“Eligible Employee” refers to an employee of the Company or any of its subsidiaries that remains an employee of the Company or any of its subsidiaries through the expiration of the Offer and the RSU grant date. However, our named executive officers, certain identified members of our executive leadership team and members of our Board are not Eligible Employees and therefore may not participate in the Exchange Program.

•	“Eligible Option grant” refers to all of the Eligible Options issued by the Company to an individual that is part of the same grant and subject to the same award agreement.

•	“Eligible Options” refers to options to purchase shares of the Company’s common stock under the 2013 Plan or the 2009 Plan that have a per share exercise price equal to or greater than $11.18 that remain outstanding and unexercised as of the expiration date.

•	“Exchange Program” refers to the exchange of Eligible Options for RSUs in accordance with the terms of the Offer.

•	“exchanged options” refers to options to purchase shares of the Company’s common stock that are exchanged pursuant to the Exchange Program.

•	“expiration date” refers to the time and date that the Offer expires. We expect that the expiration date will be July 14, 2016, at 5:00 p.m., Eastern Time. We may extend the Offer at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

•	“Offer period” or “Offering period” refers to the period from the start of the Offer to the expiration date. This period will commence on June 15, 2016, and we expect it to end at 5:00 p.m., Eastern Time, on July 14, 2016.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

•	“options” refers to stock options to purchase shares of the Company’s common stock.

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•	“restricted stock units” or “RSUs” refers to the restricted stock units issued pursuant to the Exchange Program that replace your exchanged options. RSUs are promises by the Company to issue shares of our common stock in the future provided that the vesting criteria are satisfied. RSUs granted in connection with this Offer to Exchange will be granted on the RSU grant date pursuant to the 2013 Plan and subject to the terms and conditions of an RSU award agreement between you and the Company. Eligible Employees will receive RSUs if they choose to participate in the Exchange Program. The Company’s named executive officers, certain identified members of its leadership team and members of the Board are not permitted to participate in the Exchange Program.

•	“RSU grant date” refers to the date when restricted stock units will be granted pursuant to the Exchange Program. New RSU grants will be issued shortly after the expiration of the Offer. If the expiration date of the Offer is extended, then the RSU grant date similarly will be delayed.

•	“Stock Plans” refers to the 2013 Plan and 2009 Plan.

Q2.	What is a stock option?

A2.	A stock option is a right to buy a share of KEYW common stock at a set price (also known as the grant or exercise price) for a specified period of time. The right to buy the share may continue in the future, but the purchase price is fixed when the stock option is granted.

Q3.	Who is eligible to participate in the Exchange Program?

A3.	The Exchange Program will be open to all current employees with outstanding stock options that have a per share exercise price equal to or greater than $11.18; however, members of the Board, our named executive officers and certain identified members of our executive leadership team are not eligible to participate in the Exchange Program. The Exchange Program will not be open to any former employees. We estimate that approximately 360 employees are eligible to participate in the Exchange Program.

Q4.	What will I receive for the options that I exchange?

A4.	All Eligible Employees who properly tender Eligible Options pursuant to the Exchange Program will receive RSUs. RSUs are promises by the Company to issue shares of the Company’s common stock in the future provided that the vesting criteria are satisfied. (See Question and Answer 13 for vesting details). You do not have to make any cash payment to the Company to receive your RSUs or the common stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q5.	What is the advantage of Restricted Stock Units?

A5.	RSUs have an advantage over stock options in that, regardless of fluctuation in the price of our stock, the award retains some value because RSUs are actual shares of stock when vested. Stock options have little or no value if the current price of KEYW stock is at or below the stock option exercise price.

Q6.	Which stock options are eligible for exchange under the Exchange Program?

A6.	Eligible Options include outstanding stock options that have a per share exercise price equal to or greater than 11.18.

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Q7.	Can the Exchange Program be extended, and if so, how will I be notified if the Exchange Program is extended?

A7.	We may, in our discretion, extend the Exchange Program at any time, be we do not currently expect to do so. If we extend the Exchange Program, we will issue a press release or other public announcement disclosing the extension no later than 9:00 a.m. on the business day following the scheduled expiration date.

Q8.	If I participate in the Exchange Program, how many RSUs would I receive in the new equity grant?

A8.	The exchange ratio is intended to be approximately value-neutral. Eligible Options will be exchanged on a 3:1 basis, or 3.0 stock options for one new RSU. The exchange ratio is the same for all Eligible Employees. None of the replacement RSUs will be vested on the date of grant. Instead, the replacement RSUs will vest on the one-year anniversary of the RSU grant date.

Q9.	Can you provide an example of how the exchange ratios would work?

A9.	Based on the exchange ratio of 3:1, if you hold 12,000 Eligible Options you would receive 4,000 RSUs pursuant to the Exchange Program.

Q10.	Why isn’t the exchange ratio 1-to-1 for all Eligible Options?

A10.	Each underwater stock option has less value than each new RSU that will be granted in the Exchange Program; therefore more underwater stock options are required to equal the fair value of one replacement RSU.

Q11.	What would the new exercise price be?

A11.	There is no exercise price associated with RSUs. RSUs are actual shares of stock when vested.

Q12.	My Eligible Options are already vested. Would my new RSU be fully vested?

A12.	No. All new RSUs granted in the Exchange Program will be subject to the new vesting schedule; however, shares of common stock issued upon vesting of the RSU will be fully vested. (See Question and Answers 13 and 14 for vesting details)

Q13.	What would the vesting schedule be for the new grants?

A13.	None of the RSUs granted in exchange for Eligible Options will be vested on the date of grant. The new RSUs will vest, subject to a participating employee’s continued employment, on the first anniversary of the RSU grant date (meaning shares will be 100% vested one year from the date of grant). As a result, Eligible Employees participating in the Exchange Program will, in effect, have to re-earn the new RSUs through continued service for a period of one year from the RSU grant date.

Q14.	Will the terms and conditions of the RSU grant be the same as the exchanged stock option grant?

A14.	The new RSU grants will be subject to the 2013 Plan (see plan document at www.KEYW.equitybenefits.com), regardless of whether stock option grants were issued under the 2009 Stock Incentive Plan.

RSUs are a different type of equity award than options, and the terms and conditions of your RSUs will be different from your options. Your RSUs will be granted under the 2013 Plan and will be subject to an RSU award agreement. The form of RSU award agreement is filed as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov. See Section 9 below for more details on the terms and conditions of RSUs.

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The vesting of any RSUs will differ significantly from the corresponding exchanged option. Until your RSUs vest and you are issued shares in settlement of the vested RSUs, you will not have any of the rights or privileges of a stockholder of the Company as to the shares associated with such RSUs. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The tax treatment of the RSUs will differ significantly from the tax treatment of your options. Please see Question and Answer 24 and the remainder of this Offer to Exchange. Also, the vesting of your RSUs will be different from the vesting schedule of your exchanged options. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q15.	If I elect to participate, when would I receive my new stock grant?

A15.	The new RSU grant will be issued shortly after the expiration of the Offer and will appear in your E*TRADE account soon after the RSU grant date.

Q16.	Do I have to participate in the Exchange Program?

A16.	Participation in the Exchange Program is completely voluntary. If you chose not to participate, you would keep all your current outstanding stock options, including stock options eligible for the Exchange Program. No changes would be made to the terms of your current stock options if you decline to participate. You do not need to do anything if you choose to not participate in the Exchange Program.

If you are an Eligible Employee, at the start of the Offer, you will receive a launch email, dated June 15, 2016, announcing the Exchange Program. If you want to participate in the Exchange Program, you must complete the election process outlined below by the expiration date, currently expected to be 5:00 p.m., Eastern Time, on July 14, 2016. If you do not want to participate, then no action is necessary.

All Eligible Employees can access the Offer website at https://KEYW.equitybenefits.com and view information with respect to the Exchange Program, the Offer documents, and their Eligible Options.

Elections via the Offer Website

1.           Access the Company’s Offer website by going to https://KEYW.equitybenefits.com and enter your Company Employee ID and password. If this is the first time you are logging into the Offer website, you should use the password as specified in the launch email, dated June 15, 2016, announcing the Exchange Program.

2.           After logging into the Offer website, review the information and proceed through to the Election Page. You will be provided with personalized information regarding the Eligible Option grants you hold (your “Eligible Option schedule”), including the grant date and per share exercise price of each of your Eligible Options grants, the number of shares subject to each of your Eligible Option grants as of June 14, 2016, the number of vested shares subject to each of your Eligible Option grants as of June 14, 2016, and the number of RSUs that would be issued in exchange for each Eligible Option grant. You also can review your Eligible Options in the Breakeven Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the Exchange Program if you choose to exchange your Eligible Options. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Program. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and stock options. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

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3.           On the Election Page, select the appropriate box next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to exchange in the Exchange Program.

4.           Proceed through the Offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, including those set forth on Schedule C hereto, submit your election form.

5.           Upon submitting your election form, a Confirmation Statement will be generated by the Offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the election process.

Elections via Facsimile

We prefer that you submit your election form electronically via the Offer website. However, if you wish to obtain a paper election form, please email OptionExchange@keywcorp.com or call 443-733-1600. Properly complete the election form, and submit your election form via facsimile at 443-733-1801, no later than the expiration date, which currently is expected to be 5:00 p.m., Eastern Time, on July 14, 2016, unless we extend the Exchange Program.

Elections Generally

If you elect to exchange any Eligible Option grant in the Exchange Program, you must elect to exchange all shares subject to that Eligible Option grant. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such Eligible Option grants without having to exchange all of your Eligible Option grants. If you need an election form or other Offer documents or are unable to access your Eligible Option schedule, you may contact:

Corporate Secretary

Email: OptionExchange@keywcorp.com

Phone: 443-733-1600

This is a one-time Offer, and we will strictly enforce the expiration date. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is improper or unlawful to accept. Subject to the terms and conditions of the Offer, we will accept all properly tendered options promptly after the expiration of the Offer. (See Section 4, “Procedures for electing to exchange options,” below)

We may extend the Offer. If we do so, we will issue a press release or other public announcement disclosing the extension no later than 9:00 a.m., Eastern Time, on the U.S. business day following the scheduled expiration date.

Your delivery of all documents, including election forms, is at your risk. If you submit your election form via the Offer website, you should print and keep a copy of the Confirmation Statement generated by the Offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, it is possible that the Company may not be able to confirm receipt prior to the expiration of the Offer. Only election forms that are properly completed and actually received by the Company by the deadline via the Offer website or facsimile will be accepted. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or similar post) and Federal Express (or similar delivery service), are not permitted.

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(See Section 4, “Procedures for electing to exchange options,” below)

Q17.	If I choose to participate in the Exchange Program, do I have to exchange all of my eligible stock option grants?

A17.	No. Under the Exchange Program, you are able to exchange Eligible Options on a grant-by-grant basis. That means you may choose to exchange some eligible grants, and choose not to exchange others.

Q18.	If I choose to participate in the Exchange Program, can I partially exchange an option grant?

A18.	We are not accepting partial tenders of stock option grants. However, you may elect to exchange the remaining portion of any stock option that you previously partially exercised. Accordingly, you may elect to exchange one or more of your stock option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

Q19.	Can I exchange shares of KEYW common stock that I acquired upon exercise of my KEYW stock options?

A19.	No. The Exchange Program only applies to outstanding KEYW stock options that are eligible under the Exchange Program. You would not be able to exchange shares of KEYW stock that you own outright.

Q20.	Will I be required to give up all my rights under the exchanged stock options?

A20.	Yes. On the expiration date of the Exchange Program, the stock options you surrender in exchange for RSUs will be cancelled and you will no longer have any rights under those surrendered stock options.

Q21.	During what period of time may I withdraw options that I previously elected to exchange?

A21.	You may withdraw any stock options that you previously elected to exchange at any time before the Exchange Program expires. If we extend the Exchange Program, you may withdraw any stock options that you previously elected to exchange at any time before the extended expiration of the Offer.

Q22.	What if I elect to participate and leave KEYW before the Exchange Program ends?

A22.	If you elect to participate in the Exchange Program and your employment ends for any reason before you receive the new RSU grant, your exchange election will be cancelled and you would not receive the new RSU grant. If this occurs, no changes would be made to the terms of your current stock options and such stock options would be treated as if you had declined to participate in the Exchange Program.

Q23.	What if I elect to participate and leave KEYW after the new RSUs are granted?

A23.	If you elect to participate in the Exchange Program and your employment ends for any reason after you receive the new RSU grant, your exchange election would have been processed and your new RSU grant will have the new terms and conditions that would apply. If you leave KEYW prior to the one year anniversary of the date of grant, then your RSUs would be forfeited.

Q24.	Would I owe taxes if I participate in the Exchange Program?

A24.	Generally, the exchange of Eligible Options should be treated as a non-taxable exchange and no income tax should be recognized upon the grant of the new RSUs for U.S. federal income tax purposes. There may, however, be income tax payable upon the vesting of your RSUs. It is recommended that you consult with your own tax accountant or financial advisor for additional information about your personal tax situation.

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You should consult with your tax adviser to determine the personal tax consequences to you of participating in the Exchange Program. If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country (including any country outside of the U.S.), you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q25.	Will KEYW recommend that employees participate in the Exchange Program?

A25.	KEYW is not making any recommendation as to whether or not it will make sense for you to participate in the Exchange Program.

The program does carry risk (see “Risks of Participating in the Offer” beginning on page 15 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your Eligible Options or from the RSUs you will receive in exchange. You must make your own decision as to whether or not to participate in the Exchange Program. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial adviser. (See Section 3, “Purposes of the Offer,” below)

Q26.	How do I know if I should exchange my options?

A26.	You should carefully consider all of the facts and circumstances regarding whether to exchange your options; however, we have provided a Stock Option Exchange Calculator on this site (https://www.KEYW.equitybenefits.com) under the Box marked “Make my Election” that can assist you.

Q27.	Why is the Company making the Offer?

A27.	We believe that the Exchange Program will foster retention of valuable employees of the Company and its subsidiaries, provide meaningful incentives to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value. Previously, we submitted for stockholder approval a proposal to implement a one-time stock Exchange Program, as described in our definitive proxy statement filed with the SEC on April 14, 2016. Our stockholders approved the program at our 2016 annual meeting of stockholders held on May 18, 2016.

We rely on a skilled and educated, technical, and managerial workforce. Competition for these types of employees is intense. Equity awards have been, and continue to be, a key part of our incentive compensation and retention program. We believe that to develop and market our products, we need to maintain competitive compensation and incentive programs. We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees.

The Company’s stock price had fallen by as much as 65% from the time of our initial public offering in October of 2010, from $12.00 per share to as low as $3.91 per share in February of 2016. The stock has traded as high as $23.09 per share in March of 2014. On June 10, 2016, the closing price was $9.24 per share. As a result of our stock price decline, a substantial number of our employees are holding stock options that are considerably “underwater” (meaning the exercise prices of the options are higher than the current market price of our common stock). The weighted average exercise price per share of options held by our non-executive employees was $11.34 compared to a $9.24 closing price on June 10, 2016, for our common stock. Consequently, as of June 10, 2016, approximately 66% of the outstanding options held by non-executive employees were underwater.

These stock options have become less effective in retaining and motivating our employees, who may view their underwater options as having lesser value due to the difference between the per share exercise price and the current market price of a share of our common stock. At the same time, the labor market remains extremely competitive. The failure to address the underwater option issue in the near to medium term could make it more difficult for us to retain our key employees. If we cannot retain these individuals, our business, results of operations and future stock price could be adversely affected. We believe that it is essential to continue to retain and motivate our best employees, and that the inherent value of the new RSUs and extended vesting periods of the RSUs may be more effective in retaining and incentivizing employees than the existing underwater options.

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(See Section 3, “Purposes of the Offer,” below)

Q28.	Are there circumstances under which I would not be granted RSUs?

A28.	Yes. If, for any reason, you no longer are an employee of the Company or its subsidiaries on the RSU grant date, you will not receive any RSUs. Instead, you will keep your current Eligible Options and those options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment or other service agreement between you and the Company or its subsidiaries, your employment or other service with the Company or its subsidiaries will remain “at-will” regardless of your participation in the Exchange Program and can be terminated by you or your employer (or entity with which you engage to provide services) at any time with or without cause or notice. (See Section 1, “Eligibility,” below)

Moreover, even if we accept your Eligible Options, we will not grant RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting RSUs as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time.

In addition, if you hold an option that expires after the start of, but before the cancellation of, options under the Offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled cancellation date or, if we extend the Offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15, “Extension of Offer; termination; amendment,” below)

Q29.	Do I have to pay for my RSUs?

A29.	No. You do not have to make any cash payment to the Company to receive your RSUs or the common stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation at the time of issuance of the shares underlying the RSUs after the RSUs vest, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q30.	What happens if I have an Eligible Option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A30.	If you have an Eligible Option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Employee beneficially owns a portion of that Eligible Option grant, you may accept the Offer only with respect to the portion of the Eligible Option grant beneficially owned by you. Any portion beneficially owned by a person who is not an Eligible Employee may not be exchanged in the Offer (even if legal title to that portion of the award is held by you and you are an Eligible Employee).

For example, if you are an Eligible Employee and you hold an Eligible Option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 1,400 shares that remain outstanding subject to the Eligible Option grant that are not beneficially owned by your former spouse, or you may elect not to participate in the Exchange Program at all with respect to this Eligible Option grant. These are your only choices with respect to this Eligible Option grant. (See Section 2, “Number of RSUs; expiration date,” below)

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Q31.	When will my exchanged options be cancelled?

A31.	Your exchanged options will be cancelled following the expiration of the Offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be July 14, 2016, unless the Offer period is extended. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q32.	Once my exchanged options are cancelled pursuant to the Exchange Program, is there anything I must do to receive the RSUs?

A32.	Once your exchanged options have been cancelled, you must execute an RSU award agreement. In order to receive the shares covered by the RSU grant, you will also need to remain an employee of the Company or its subsidiaries through the applicable vesting date, as described in Question and Answer 13. (See Section 1, “Eligibility,” below)

Q33.	Do I need to exercise my RSUs in order to receive shares?

A33.	No. RSUs do not need to be exercised in order to receive shares. If your RSUs vest, you automatically will receive the shares subject to the RSUs shortly thereafter in accordance with the terms of the 2013 Plan and the applicable RSU award agreement (less any shares used to satisfy any applicable tax withholding). RSUs that do not vest will be forfeited to the Company and you will receive no payment for them. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q34.	Will I be required to give up all of my rights under the cancelled options?

A34.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the Offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be July 14, 2016. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q35.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A35.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their existing terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q36.	How does the Company determine whether an option has been properly tendered?

A36.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of the Offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. (See Section 4, “Procedures for electing to exchange options,” below)

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Q37.	What if the Company is acquired by another company?

A37.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the Offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the Stock Plan under which they were granted and the relevant award agreements. Further, if the Company is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If the Company is acquired prior to the expiration of the Offer but does not withdraw the Offer, before the expiration of the Offer we (or the successor entity) will notify you of any material changes to the terms of the Offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

If, after the Offer, we subsequently are acquired by or merge with another company, your exchanged options might have been worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Exchange Program may receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in the Exchange Program and retained their original options.

Further, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of the Company or its subsidiaries before the completion of the Exchange Program. Termination of your employment or other service for this or any other reason before the RSU grant date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for RSUs, your RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2013 Plan and your RSU award agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q38.	Will I receive an RSU award agreement?

A38.	Yes. All RSUs will be subject to an RSU award agreement between you and the Company, as well as to the terms and conditions of the 2013 Plan. The forms of RSU award agreement under the 2013 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2013 Plan and the form of the RSU award agreement under the 2013 Plan are available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q39.	Are there any conditions to the Offer?

A39.	Yes. The completion of the Offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2, “Number of RSUs; expiration date,” and Section 7, “Conditions of the Offer,” below)

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Q40.	May I change my mind about which options I want to exchange?

A40.	Yes, but only before the Offer expires. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date by completing and submitting a new election form via the Offer website or facsimile. If we extend the expiration date, you may change your election at any time until the extended Offer expires. You may elect to exchange on a grant by grant basis additional Eligible Options, fewer Eligible Options, all of your Eligible Options or none of your Eligible Options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive by the expiration date. Please be sure that any completed and new election form you submit includes all of the options with respect to which you want to accept the Offer and is clearly dated after your last-submitted election form. (See Section 4, “Procedures for electing to exchange options,” and Section 5, “Withdrawal rights and change of election,” below)

Q41.	How do I change my election and add or withdraw some or all of my Eligible Option grants?

A41.	To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, you must deliver a valid new election form indicating only the Eligible Option grants you wish to exchange in the Exchange Program or a valid new election form indicating that you reject the Offer with respect to all of your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 5:00 p.m., Eastern Time, on July 14, 2016.

All Eligible Employees can access the Offer website at https://KEYW.equitybenefits.com and view information with respect to the Exchange Program, the Offer documents, and their Eligible Options.

Election Changes and Withdrawals via the Offer Website

1.           Access the Company’s Offer website by going to https://KEYW.equitybenefits.com and enter your Company Employee ID and password. If this is the first time you are logging into the Offer website, you should use the password as specified in the launch email, dated June 15, 2016, announcing the Exchange Program.

2.           After logging into the Offer website, review the information and proceed through to the Election Page. You will be provided with your Eligible Option schedule containing personalized information regarding the Eligible Option grants you hold, as described in Question and Answer 16.

3.           On the Election Page, select the appropriate box next to your previously-selected Eligible Option grants to indicate those Eligible Option grants that you do not want to exchange in the Exchange Program.

4.           Proceed through the Offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, including those set forth on Schedule C hereto, submit your election form.

5.           Upon submitting your election form, a Confirmation Statement will be generated by the Offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Exchange Program.

Election Changes and Withdrawals via Facsimile

We prefer that you submit your election form electronically via the Offer website. However, if you wish to obtain a paper election form, please email OptionExchange@keywcorp.com or call 443-733-1600. Properly complete the election form, and submit your election form via facsimile at 443-733-1801, no later than the expiration date, which currently is expected to be 5:00 p.m., Eastern Time, on July 14, 2016, unless we extend the Exchange Program.

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Your delivery of all documents, including election forms, is at your own risk. Only election forms that are complete and actually received by the deadline via the Offer website or facsimile will be accepted. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the Offer website, you should print and keep a copy of the Confirmation Statement generated by the Offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. Note that if you submit any election form by facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent the Company from providing confirmation by email prior to the expiration of the Offer. (See Section 5, “Withdrawal rights and change of election,” below)

Q42.	What if I withdraw my election and then decide that I do want to participate in the Exchange Program?

A42.	If you have withdrawn your election to participate and then again decide to participate in the Exchange Program, you may reelect to participate by submitting a new, properly completed election form via the Offer website or facsimile before the expiration date, that is signed (electronically or otherwise) and dated after the date of your previously submitted election form. (See Question and Answer 41 and Section 5, “Withdrawal rights and change of election,” below)

Q43.	Will my decision to participate in the Exchange Program have an impact on my ability to receive options or other equity awards in the future?

A43.	No. Your election to participate or not to participate in the Exchange Program will not have any effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1, “Eligibility,” below)

Q44.	Whom can I contact if I have questions about the Exchange Program, or if I need additional copies of the Offer documents?

A44.	You should direct questions about the Exchange Program and requests for printed copies of this Offer to Exchange and the other Offer documents to:

Corporate Secretary

Email: OptionExchange@keywcorp.com

Phone: 443-733-1600

(See Section 10, “Information concerning the Company”, below)

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RISKS OF PARTICIPATING IN THE OFFER

Participating in the Exchange Program involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016 and annual report on Form 10-K for the fiscal year ended December 31, 2015, each filed with the SEC, highlight some of the material risks of participating in this Exchange Program. You should consider these risks carefully and are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the Exchange Program, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.

This Offer to Exchange and our SEC reports referred to above include “forward-looking statements” including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. Generally, the words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “could,” “would,” ”should,” “project,” “plan,” “intend,” “expect,” “forecast,” “target,” the plural of such terms, the negatives of such terms, or other comparable terminology and similar expressions identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion and our SEC reports referred to above. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in the Offer, which speak only as of the date hereof.

Risks that are Specific to the Offer

Economic Risks

If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the RSUs that you receive in exchange for them.

The exchange ratio of the Exchange Program is not one-for-one with respect to exchanged options. Therefore, it is possible that, at some point in the future, your Eligible Options would have been economically more valuable than the RSUs granted pursuant to the Exchange Program. For example, this could occur if the appreciation in our stock price results in a gain over the exercise price of the Eligible Options that exceeds the value of the RSUs granted in exchange for the Eligible Options. For illustrative purposes only, the following provides an example.

Example

Assume that you exchange an eligible option to purchase 1,200 shares with a per share exercise price of $15.00 for 400 RSUs. Assume, for illustrative purposes only, that the price of our common stock increases to $28.00 per share. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $28.00 per share, you would have realized ordinary income of $15,600, but if you exchanged your options for RSUs and sold the shares subject to the RSU grant at $28.00 per share, you would realize ordinary income of only $11,200.

If, after the Exchange Program, we subsequently are acquired by or merge with another company, your cancelled options might have been worth more than the RSUs that you receive in exchange for them.

Although we currently are not anticipating a merger or acquisition, a transaction involving us could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Exchange Program might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those option holders who did not participate in the Exchange Program and instead had retained their original options.

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Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or our subsidiaries terminates before part or all of your RSUs vest, you will not receive any value from the unvested portion of your RSUs.

Your RSUs will be completely unvested on the RSU grant date.

The RSUs will vest on the one year anniversary of the RSU grant date and therefore, none of the RSUs will be vested on the RSU grant date even if your exchanged options are fully or partially vested. If you do not remain an employee of the Company or its subsidiaries through the date your RSUs vest, you will not receive the shares subject to those RSUs. Instead, your RSUs will expire immediately upon your termination. As a result, you may not receive any value from your RSUs.

Tax-Related Risks

The U.S. tax effects of RSUs differ significantly from the U.S. tax treatment of your options.

If you participate in the Exchange Program, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the RSU grant date. However, you generally will have taxable ordinary income when the shares underlying your RSUs are issued to you. If you are an employee of the Company or its subsidiaries, then the Company (or its applicable subsidiary) also typically will have a tax withholding obligation at the time of vesting and settlement of the RSUs. The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement, including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. More information regarding tax withholding is described in the RSU award agreement. The forms of RSU award agreement are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and as a result of your participating in the Exchange Program, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options. For illustrative purpose only, the following provides an example.

Example

Assume that you hold an Eligible Option grant to purchase 1,000 shares with a per share exercise price of $15.00. The Eligible Option is a nonstatutory stock option. If the Eligible Option was exercised for $15.00 per share while the fair market value of our common stock was $18.00 per share, you would recognize ordinary income on $3,000 at exercise. If you later sold the shares at $20.00 per share, you would have a capital gain of $2.00 per share, which is the difference between the sale price of $20.00 and the $18.00 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (generally a maximum of 20% currently), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 39.6%). If, instead, you had exchanged your Eligible Option grant for 296 RSUs, you would be subject to ordinary income tax (currently taxed at a maximum rate of 39.6%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For example, if you vest in the 296 RSUs when the fair market value of our stock is $20.00 per share, you will recognize ordinary income on $5,920. You then would be subject to additional long- or short-term capital gains tax, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For example, if you sold the shares at $23.00 per share, you would have a capital gain of $3.00 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a purchase price for the RSUs or the shares thereunder, while you would have paid $15.00 per share of post-tax dollars for the shares subject to your Eligible Options. Note that this example does not take into consideration an additional 3.8% federal surtax that may be imposed on “net investment income” (generally referred to as the “Medicare Surtax”) that may apply to certain individuals based on annual income, any state and local taxes, and other factors.

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Please note that, depending on where you live, state income taxes also may apply to you and the Company may have tax withholding obligations with respect to such taxes. You should consult your own tax adviser to discuss these consequences.

If you are a tax resident of multiple countries, there may be tax and social security/insurance consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security/insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax adviser to discuss these consequences.

Risks Relating to Our Business And Our Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at http://www.sec.gov or on our corporate website at www.KEYWcorp.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, “Additional information,” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	Eligibility

An “Eligible Employee” refers to an employee of the Company or any of its subsidiaries as of the start of the Offer and remains an employee of the Company or any of its subsidiaries through the expiration of the Offer and the RSU grant date. However, the Company’s named executive officers, certain identified members of its executive leadership team and directors are not permitted to participate in the Exchange Program. The Company’s directors and named executive officers are listed on Schedule A to this Offer to Exchange.

If you do not satisfy all of the requirements of an Eligible Employee, including remaining employed by or otherwise in continuous service with the Company or its subsidiaries, from the start of the Offer through the RSU grant date, you will keep your current Eligible Options and they will vest and expire in accordance with their existing terms. If we do not extend the Offer, the RSU grant date will be shortly after the expiration of the Offer. Except as provided by applicable law and/or any employment agreement or other service agreement between you and the Company or its subsidiaries, your employment or other service with the Company or its subsidiaries will remain “at-will” and can be terminated by you or the Company or its subsidiaries at any time, with or without cause or notice. In order to vest in your RSUs and receive the shares subject to the RSU, you must remain an employee to the Company or its subsidiaries through the one-year anniversary of the RSU grant date.

2.	Number of RSUs; expiration date

Subject to the terms and conditions of the Offer, we will accept for exchange options granted with a per share exercise price equal to or greater than $11.18, whether vested or unvested, under the 2013 Plan or 2009 Plan, are held by Eligible Employees, are outstanding and unexercised as of the expiration date of the Exchange Program, are properly elected to be exchanged, and are not validly withdrawn before the expiration date of the Exchange Program. In order to be eligible, options must be outstanding on the expiration date of the Exchange Program. For example, if a particular option grant expires during the Offering period, that option grant is not eligible for exchange.

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Any options that have a per share exercise price below $11.18 are not Eligible Options and therefore are not eligible to be exchanged in the Exchange Program.

Participation in the Exchange Program is completely voluntary. You may decide which of your Eligible Option grants you wish to exchange. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such Eligible Option grants without having to exchange all of your Eligible Option grants. If you elect to participate in the Exchange Program, you must exchange all of the shares subject to any particular Eligible Option grant that you choose to exchange. Except for option grants that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of Eligible Option grants. If you elect to participate in the Exchange Program with respect to any partially exercised Eligible Option grant, you must exchange the entire remaining unexercised and outstanding portion of such option grant.

For example, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 3,000 shares, you may choose to exchange all three Eligible Option grants, or any two of the three Eligible Option grants, or any one of the three Eligible Option grants, or none at all. You may not elect to exchange a partial amount under any Eligible Option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first Eligible Option grant, in the example above).

However, if you have an Eligible Option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that Eligible Option grant, you may accept the Offer only with respect to the portion of the Eligible Option grant beneficially owned by you. Any portion beneficially owned by a person who is not an Eligible Employee may not be exchanged in the Exchange Program (even if legal title to that portion of the award is held by you and you are an Eligible Employee).

For example, if you are an Eligible Employee and you hold an Eligible Option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 1,400 shares that remain outstanding subject to the Eligible Option grant that are not beneficially owned by your former spouse, or you may elect not to participate in the Exchange Program at all with respect to this Eligible Option grant. These are your only choices with respect to this Eligible Option grant. (See Section 2, “Number of RSUs; expiration date,” below).

All Eligible Employees who properly tender Eligible Options pursuant to the Exchange Program will receive RSUs. RSUs are promises by the Company to issue shares of our common stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to the Company to receive your RSUs or the common stock upon vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting and settlement of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement.

Exchange Ratio

The exchange ratio is intended to be value-neutral. The options with an original per share exercise price equal to or greater than $11.18 per share will be exchanged on a 3:1 basis, or 3.0 options for one new RSU. The exchange ratio is the same for all Eligible Employees.

Your Eligible Options that are cancelled pursuant to the Exchange Program will be exchanged for a lesser number of RSUs equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, divided by (b) the exchange ratio, with any fractional shares rounded up to the nearest whole RSU, on a grant-by-grant basis.

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Please refer to the grant information in your Eligible Option schedule available via the Offer website that lists your Eligible Option grants, the grant date and per share exercise price of each of your Eligible Options grants, the number of shares subject to each of your Eligible Option grants as of June 14, 2016, the number of vested shares subject to each of your Eligible Option grants as of June 14, 2016, and the number of RSUs that would be issued in exchange for each Eligible Option grants.

If you are unable to access your Eligible Option schedule, you may contact:

Corporate Secretary

Email: OptionExchange@keywcorp.com

Phone: 443-733-1600

Example

Assume that you hold an Eligible Option grant to purchase 1,000 shares. If you exchange this Eligible Option grant pursuant to the Exchange Program, then on the RSU grant date you will receive 334 RSUs. This is equal to the 1,000 shares divided by 3.00 (the exchange ratio for this Eligible Option grant), rounded up to the nearest whole RSU.

For purposes of the Offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. For purposes of applying the exchange ratios, fractional RSUs will be rounded up to the nearest whole RSU on a grant-by-grant basis.

All RSUs will be subject to the terms of the 2013 Plan and the applicable RSU award agreement between you and the Company. The form of RSU award agreement under the 2013 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov.

The expiration date for the Offer will be 5:00 p.m., Eastern Time, on July 14, 2016, unless we extend the Exchange Program. We may, in our discretion, extend the Offer, in which event the expiration date will refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the Offer.

3.	Purposes of the Offer.

The primary purpose of the Offer is to improve the retention and incentive benefits of our equity awards. We believe that the Offer will foster retention of valuable employees of the Company and its subsidiaries, provide meaningful incentives to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value. Previously, we submitted for stockholder approval a proposal to implement a one-time stock option exchange program, as described in our definitive proxy statement filed with the SEC on April 14, 2016. Our stockholders approved the program at our 2016 annual meeting of stockholders held on May 18, 2016.

We rely on a skilled and educated, technical, and managerial workforce. Competition for these types of employees is intense. Equity awards have been, and continue to be, a key part of our incentive compensation and retention program. We believe that to develop and market our products, we need to maintain competitive compensation and incentive programs. We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees.

Our stock price had fallen by as much as 65% from the time of our initial public offering in October of 2010, from $12.00 per share to as low as $3.91 per share in February of 2016. The stock has traded as high as $23.09 per share in March of 2014. On June 10, 2016, the closing price was $9.24 per share. As a result of our stock price decline, a substantial number of our employees are holding stock options that are considerably “underwater” (meaning the exercise prices of the options are higher than the current market price of our common stock). The weighted average exercise price per share of options held by our non-executive employees was $11.34 compared to a $9.24 closing price on June 10, 2016, for our common stock. Consequently, as of June 10, 2016, approximately 66% of the outstanding options held by non-executive employees were underwater.

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These stock options have become less effective in retaining and motivating our employees, who may view their underwater options as having lesser value due to the difference between the per share exercise price and the current market price of a share of our common stock. At the same time, the labor market remains extremely competitive. The failure to address the underwater option issue in the near to medium term could make it more difficult for us to retain our key employees. If we cannot retain these individuals, our business, results of operations and future stock price could be adversely affected. We believe that it is essential to continue to retain and motivate our best employees, and that the inherent value of the new RSUs and extended vesting periods of the RSUs may be more effective in retaining and incentivizing employees than the existing underwater options.

Except as otherwise disclosed in this Offer to Exchange or in our SEC filings, we presently have no plans, proposals, or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present Board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing Board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board makes any recommendation as to whether you should accept the Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer to Exchange and consult your investment and tax advisers. You must make your own decision about whether to participate in the Exchange Program.

4.	Procedures for electing to exchange options.

Proper election to exchange options.

Participation in this Exchange Program is voluntary. If you are an Eligible Employee, at the start of the Offer you will receive a launch email, dated June 15, 2016, announcing the Exchange Program. If you want to participate in the Exchange Program, you must complete the election process outlined below by the expiration date, currently expected to be 5:00 p.m., Eastern Time, on July 14, 2016.

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All Eligible Employees can access the Offer website, https://KEYW.equitybenefits.com, and view information with respect to the Exchange Program, the Offer documents, and their Eligible Options.

Elections via the Offer Website

1.          Access the Company’s Offer website by going to https://KEYW.equitybenefits.com and enter your Company Employee ID and password. If this is the first time you are logging into the Offer website, you should use the password as specified in the launch email, dated June 15, 2016, announcing the Exchange Program.

2.          After logging into the Offer website, review the information and proceed through to the Election Page. You will be provided with personalized information regarding the Eligible Option grants you hold (your “Eligible Option schedule”), including the grant date and per share exercise price of each of your Eligible Options grants, the number of shares subject to each of your Eligible Option grants as of June 14, 2016, the number of vested shares subject to each of your Eligible Option grants as of June 14, 2016, and the number of RSUs that would be issued in exchange for each Eligible Option grant. You also can review your Eligible Options in the Breakeven Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the Exchange Program if you choose to exchange your Eligible Options. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Program. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and stock options. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

3.          On the Election Page, select the appropriate box next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to exchange in the Exchange Program.

4.          Proceed through the Offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, including those set forth on Schedule C hereto, submit your election form.

5.          Upon submitting your election form, a Confirmation Statement will be generated by the Offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the election process.

Elections via Facsimile

We prefer that you submit your election form electronically via the Offer website. However, if you wish to obtain a paper election form, please email OptionExchange@keywcorp.com or call 443-733-1600. Properly complete the election form, and submit your election form via facsimile at 443-733-1801, no later than the expiration date, which currently is expected to be 5:00 p.m., Eastern Time, on July 14, 2016, unless we extend the Exchange Program.

If you participate in the Exchange Program, you can decide which of your Eligible Option grants you wish to exchange. Personalized information regarding your outstanding Eligible Option grants will be provided in your Eligible Option schedule on the Offer website. The Eligible Option schedule will list your Eligible Option grants, the grant date and per share exercise price of each of your Eligible Options grants, the number of shares subject to each of your Eligible Option grants as of June 14, 2016, the number of vested shares subject to each of your Eligible Option grants as of June 14, 2016, and the number of RSUs that would be issued in exchange for each Eligible Option grants. If you are unable to access your Eligible Option schedule, you may contact:

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Corporate Secretary

Email: OptionExchange@keywcorp.com

Phone: 443-733-1600

Your election to participate becomes irrevocable after 5:00 p.m., Eastern Time, on July 14, 2016, unless the Offer is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 5:00 p.m., Eastern Time, on August 11, 2016 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

You may change your mind after you have submitted an election form and withdraw from the Offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. You also may change your mind about which of your Eligible Option grants you wish to have exchanged. If you wish to include more or fewer Eligible Option grants in your election, you must complete and submit a new election form before the expiration date by following the procedures described in Section 5. This new election form must be properly completed, signed (electronically or otherwise) and dated after any prior election forms you have submitted and must list all Eligible Option grants you wish to exchange. Any prior election form will be disregarded. If you wish to withdraw some or all of the Eligible Option grants you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.

Your delivery of all documents, including election forms, is at your risk. Only election forms that are properly completed and actually received by us by the deadline via the Offer website or facsimile will be accepted. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the Offer website, you should print and keep a copy of the Confirmation Statement generated by the Offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the Offer, time constraints may prevent the Company from providing confirmation by email prior to the expiration of the Offer.

This is a one-time Offer, and we will strictly enforce the expiration date. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is improper or unlawful to accept. Subject to the terms and conditions of the Offer, we will accept all properly tendered options promptly after the expiration of the Offer.

Our receipt of your election form is not by itself an acceptance of your options for exchange. For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be July 14, 2016.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any option elected to be exchanged that we determine is not in the appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time Offer. We will strictly enforce the expiration date, subject only to an extension that we may grant in our discretion.

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Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the Offer, including those set forth in Schedule C, attached hereto. Our acceptance of your options for exchange will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of the Offer.

5.	Withdrawal rights and change of election.

You may change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, only in accordance with the provisions of this section. You may change an election you previously made with respect to some or all of your Eligible Option grants at any time before the expiration date, which is expected to be 5:00 p.m., Eastern Time, on July 14, 2016. If we extend the Offer, you may withdraw your Eligible Option grants at any time until the extended expiration date. In addition, although we intend to accept all validly tendered options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 5:00 p.m., Eastern Time, on August 11, 2016 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, you must deliver a valid new election form indicating only the Eligible Option grants you wish to exchange in the Exchange Program or a valid new election form indicating that you reject the Offer with respect to all of your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 5:00 p.m., Eastern Time, on July 14, 2016.

All Eligible Employees can access the Offer website at https://KEYW.equitybenefits.com and view information with respect to the Exchange Program, the Offer documents, and their Eligible Options.

Election Changes and Withdrawals via the Offer website

1.          Access the Company’s Offer website by going to https://KEYW.equitybenefits.com and enter your the Company email address and password. If this is the first time you are logging into the Offer website, you should use the password as specified in the launch email, dated June 15, 2016, announcing the Exchange Program.

2.          After logging into the Offer website, review the information and proceed through to the Election Page. You will be provided with personalized information regarding the Eligible Option grants you hold (your “Eligible Option schedule”), including the grant date and per share exercise price of each of your Eligible Options grants, the number of shares subject to each of your Eligible Option grants as of June 14, 2016, the number of vested shares subject to each of your Eligible Option grants as of June 14, 2016, and the number of RSUs that would be issued in exchange for each Eligible Option grant. You also can review your Eligible Options in the Breakeven Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the Exchange Program if you choose to exchange your Eligible Options. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the Exchange Program. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and stock options. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

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3.          On the Election Page, select the appropriate box next to your previously-selected Eligible Option grants to indicate those Eligible Option grants that you do not want to exchange in the Exchange Program.

4.          Proceed through the Offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, including those set forth on Schedule C hereto, submit your election form.

5.          Upon submitting your election form, a Confirmation Statement will be generated by the Offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Exchange Program.

Election Changes and Withdrawals via Facsimile

We prefer that you submit your election form electronically via the Offer website. However, if you wish to obtain a paper election form, please email OptionExchange@keywcorp.com or call 443-733-1600. Properly complete the election form, and submit your election form via facsimile at 443-733-1801, no later than the expiration date, which currently is expected to be 5:00 p.m., Eastern Time, on July 14, 2016, unless we extend the Exchange Program.

General Information:

If you withdraw some or all of your Eligible Option grants, you may elect to exchange the withdrawn options again at any time on or before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the Offer, unless you subsequently properly elect to exchange such Eligible Option grants by the expiration date. To reelect to exchange some or all of your Eligible Option grants, you must submit a new election form to the Company by the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election form must be properly completed, signed (electronically or otherwise) and dated after your previously-submitted election form and must list all Eligible Option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election form, any prior election form will be disregarded in its entirety.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before the expiration date. You may change your mind about which of your Eligible Option grants you wish to have exchanged in the Exchange Program. If you wish to include more or less Eligible Option grants in your election, you must complete and submit a new election form before the expiration date by following the procedures described in Section 4 of this Offer to Exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election form, any prior election form will be disregarded.

Neither we nor any other person are obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

Your delivery of all documents, including election forms, is at your risk. Only election forms that are properly completed and actually received by us by the deadline via the Offer website or facsimile will be accepted. Election forms submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election form via the Offer website, you should print and keep a copy of the Confirmation Statement generated by the Offer website at the time that you complete and submit your election form. The printed Confirmation Statement will provide evidence that you submitted your election form. If you submit your election form via facsimile, we intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Note that if you submit any election form via facsimile within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent the Company from providing confirmation by email prior to the expiration of the Offer.

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6.	Acceptance of options for exchange and issuance of RSUs.

Upon the terms and conditions of the Offer and promptly following the expiration date, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of the Offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be July 14, 2016.

For purposes of the Offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the Eligible Options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that are not validly withdrawn.

We will grant the RSUs on the RSU grant date shortly after the expiration of the Offer. All RSUs will be granted under the 2013 Plan and will be subject to an RSU award agreement between you and the Company. The number of RSUs you will receive will be determined in accordance with the per share exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. Shortly after the expiration date, we will send you your RSU award agreement. You will receive the shares subject to the RSUs if and when your RSUs vest, in accordance with the vesting described in Section 9 of this Offer to Exchange. Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, the vesting schedule, and other terms.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date the Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us);

•	There will have occurred:

-	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

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-	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

-	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

-	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the offer,

-	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or

-	if any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;

•	A tender or exchange offer, other than the Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

-	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

-	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

-	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange of Eligible Options;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of the Offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offer to Exchange, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us); or

•	Any rules or regulations by any governmental authority, NASDAQ, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company that have resulted or may result, in our reasonable

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judgment, in a material impairment of the contemplated benefits of the Offer to us (See Section 3 of this Offer to Exchange, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

•	terminate the Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer expires;

•	amend the terms of the Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the expiration date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all Eligible Employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.          Price range of shares underlying the options.

The Company common stock that underlies your options has been traded on NASDAQ under the symbol “KEYW” since October 2010. Prior to that time, there was no public market for our common stock. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by NASDAQ.

	High	Low
Fiscal Quarter Ending June 30, 2016 (though June 10, 2016)	$9.94	$6.23
Fiscal Quarter Ending March 31, 2016	$7.25	$3.91
Fiscal Year Ending December 31, 2015
Fourth Quarter	$8.44	$5.23
Third Quarter	$10.29	$5.95
Second Quarter	$12.59	$6.78
First Quarter	$10.68	$7.01
Fiscal Year Ended December 31, 2014
Fourth Quarter	$11.85	$8.70
Third Quarter	$14.41	$10.44
Second Quarter	$19.71	$9.71
First Quarter	$23.09	$13.26

On June 10, 2016, the last reported sale price of our common stock, as reported by NASDAQ, was $9.24 per share.

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You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the Offer.

9.	Source and amount of consideration; terms of RSUs.

We will issue RSUs in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. RSUs are equity awards under which the Company promises to issue common stock in the future, provided that the vesting criteria are satisfied.

Subject to the terms and conditions of the Offer, upon our acceptance of your properly tendered options, you will be entitled to receive RSUs based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. You do not have to make any cash payment to the Company to receive your RSUs or the common stock upon vesting. Fractional RSUs will be rounded up to the nearest whole RSU on a grant-by-grant basis.

If we receive and accept tenders from Eligible Employees of all options eligible to be tendered (a total of options to purchase 716,168 shares) subject to the terms and conditions of the Offer, we will grant RSUs covering a total of approximately 238,723 shares of our common stock, or approximately 0.6% of the total shares of our common stock outstanding as of June 10, 2016.

General terms of RSUs.

RSUs will be granted under the 2013 Plan and subject to an RSU award agreement between you and the Company. RSUs are a different type of equity award than options. Therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the options that you tender for exchange. Your RSUs will have a new vesting provisions and will vest on the one-year anniversary of the RSU grant date, subject to your continued employment. Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of the Company with respect to these shares. Once you have been issued the shares of the Company common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The following description summarizes the material terms of the Stock Plans. Our statements in this Offer to Exchange concerning the Stock Plans and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Stock Plans and the forms of RSU award agreement under the 2013 Plan, which are available on the SEC website at www.sec.gov. The forms of RSU award agreement under the 2013 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2013 Plan and the forms of RSU award agreement are available on the SEC website at www.sec.gov. To receive a copy of the 2013 Plan and/or the forms of RSU award agreement please contact:

Corporate Secretary

Email: OptionExchange@keywcorp.com

Phone: 443-733-1600

We will promptly furnish to you copies of these documents upon request at our expense.

Equity Incentive Plans.

The 2013 Plan provides for the grant of stock options, restricted stock, RSUs, stock appreciation rights and performance stock units. Stock options granted under the 2013 Plan may be nonqualified stock options or incentive stock options. The 2013 Plan became effective on January 1, 2013 and replaced the 2009 Plan. Under the 2013 Plan, 2,700,000 shares of our common stock are reserved for issuance under the plan. Of the total shares reserved under the plan, as of December 31, 2015, non-qualified stock options for 733,131 shares of our common stock were outstanding and 963,251 shares of restricted stock were outstanding under the 2013 Plan. No RSUs, SARs or incentive stock options have been issued under the 2013 Plan. The 2013 Plan is administered by our Board, which we refer to as the administrator. Subject to the other provisions of the 2013 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of shares covering such award and the vesting criteria.

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The 2009 Plan provides for the grant of stock options (in the form of either incentive stock options or non-qualified stock options), restricted stock and RSUs. No RSUs or incentive stock options have been issued under the 2009 Plan. In connection with the adoption of our 2013 Plan (described above), we ceased making awards under the 2009 Plan, and no additional shares are reserved for new grants under the 2009 Plan. The 2009 Plan remains in effect, however, with respect to awards outstanding under the plan. The 2009 Plan is administered by the compensation committee of our Board, which we refer to as the administrator. Subject to the other provisions of the 2009 Plan, the administrator has the authority to interpret the terms and intent of the 2009 Plan, determine eligibility and terms of awards for participants and make all other determinations necessary or advisable for the administration of the 2009 Plan.

Purchase price.

The administrator of the 2013 Plan generally has the authority to determine the terms and conditions of awards granted under the 2013 Plan. RSUs granted under the 2013 Plan do not have a purchase price. As a result, you do not have to make any cash payment to the Company to receive your RSUs or the common stock upon vesting. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting and settlement of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement.

Vesting.

The vesting applicable to awards granted under the 2013 Plan generally is determined by the administrator in accordance with the terms of the 2013 Plan. The RSUs granted under the Exchange Program will be subject to set vesting provisions. Each of your RSU awards will vest according to the following schedule:

•	None of the RSUs will be vested on the RSU grant date (even if the corresponding Eligible Option was fully or partially vested).

•	Irrespective of whether an Eligible Option grant is fully vested as of the cancellation date, the RSUs granted in exchange will vest in full on the one-year anniversary of the RSU grant date, subject to continued service with the Company or its subsidiaries through such vesting date.

-	The vesting date will be July 15, 2017, assuming the RSU grant date is July 15, 2016. If the RSU grant date is extended by any number of days, the vesting date will be correspondingly extended by the same number of days.

•	Upon the termination of your service with us or our subsidiaries for any reason, any unvested part of your RSU grant will be forfeited, and you will not be entitled to the shares of common stock underlying the unvested RSUs.

•	After the RSUs vest, further continued service with us or our subsidiaries is not required to retain the common stock issued under the RSUs.

Form of payout.

Restricted stock units granted under the Exchange Program and subsequently earned by a recipient will be paid out in an equivalent number of shares of our common stock. The Company will satisfy all tax and social insurance contributions withholding and payment of fringe benefit or other tax obligations with respect to RSUs in the manner specified in your RSU award agreement.

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Adjustments upon certain events.

Events Occurring Before the RSU Grant Date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the Offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if the Company is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If the Company is acquired prior to the expiration of the Offer but does not withdraw the Offer, before the expiration of the Offer we (or the successor entity) will notify you of any material changes to the terms of the Offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or fewer than the number you would have received pursuant to the RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Exchange Program might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in the Exchange Program and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of the Company or its subsidiaries before the completion of the Offer. Termination of your employment or other service for this or any other reason before the RSU grant date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

Events Occurring After the RSU Grant Date. In the event of any mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”), applies, the administrator of the 2013 Plan will adjust the number of shares of stock reserved pursuant to the 2013 Plan by increasing the corresponding number of awards assumed and, in the case of a substitution, by the net increase in the number of shares of stock subject to awards before and after the substitution.

Transferability.

Unless the Administrator indicates otherwise in your award agreement, RSUs generally may not be transferred, other than by will or the laws of descent and distribution.

Registration and sale of shares underlying RSUs.

All of the Company’s shares of common stock issuable upon the vesting of the RSUs to be granted under the 2013 Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the RSUs and exchanged options, as well as the consequences of accepting or rejecting the Offer. If you are a taxpayer of the U.S., but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisers to discuss the consequences to you of this transaction.

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10.	Information concerning the Company.

Our principal executive offices are located at 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076 and our telephone number is (443) 733-1600. Questions regarding this Offer to Exchange and the Exchange Program should be directed to Corporate Secretary by email at OptionExchange@keywcorp.com or by phone at 443-733-1600.

KEYW is a highly specialized provider of mission-critical cybersecurity, cyber superiority and geospatial intelligence solutions to US Government defense, intelligence and national security agencies and commercial enterprises. Our core capabilities include solutions, services and products to support the collection, processing, analysis, use of intelligence data and information in the domains of cyberspace and geospace, and the protection of networks and related infrastructure. Our solutions are designed to respond to meet the critical needs for agile intelligence in the cyber age and to assist the US Government in national security priorities.

We provide a full range of engineering services, cyber security and analytic products, and fully integrated platforms that support the entire intelligence process, including collection, processing, analysis and impact. Our platforms include a number of modified commercial turboprop aircraft for imagery and light detection and ranging (LIDAR), collection, products that we manufacture, as well as hardware and software that we integrate using the engineering services of our highly skilled and security-cleared workforce.

KEYW’s Government solutions are focused on Intelligence Community customers including the National Security Agency (NSA), the National Reconnaissance Office (NRO), the National Geospatial Intelligence Agency (NGA), the Army Geospatial Center (AGC) and various other agencies within the Intelligence Community and Department of Defense (DoD). In addition, we provide our products and services to US federal, state and local law enforcement agencies and commercial enterprises. Our innovative solutions, understanding of intelligence and national security missions, management’s long-standing and successful customer relationships and operational capabilities, and best-in-class employee base position us to continue our growth as we continue to expand into the cybersecurity market. We are highly focused on assisting our customers in achieving their mission of cyber superiority both defensively and offensively within the entire domain of cyberspace and doing so in time to observe, respond to and where possible prevent threat events, actions and agents from inflicting harm. Our solutions also encompass a broad spectrum of geospatial intelligence or GEOINT, capabilities. We believe today's complex, geographically distributed cyber threat environment is driving a convergence of cyber intelligence and geospatial intelligence.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for our fiscal year ended December 31, 2015, and from our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016 are incorporated herein by reference. Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

For the years ended December 31, 2013, 2014 and 2015, our total revenue was $298.7 million, $290.6 million and $311.8 million. Our total revenue decreased $8.2 million, or 3%, from 2013 to 2014 and grew $21.2 million, or 7%, from 2014 to 2015. For the years ended December 31, 2013, 2014 and 2015, our gross margin was 33%, 33% and 32% as a percentage of revenue. We generated a net loss of $11.2 million, $13.5 million and $58.6 million for the years ended December 31, 2013, 2014 and 2015, respectively.

For the three months ended March 31, 2015 and 2016, our total revenue from continuing operations was $68.8 million and $73.6 million, respectively. Our total revenue from continuing operations increased by $4.8 million, or 7.0%, for the three months ended March 31, 2016, as compared to the three months ended March 31, 2015. For the three months ended March 31, 2015 and 2016, our gross margin was 29% and 31% as a percentage of revenue. We generated a net loss of $15.4 and $5.8 million for the three months ended March 31, 2015 and 2016, respectively. Please see Section 18 of this Offer to Exchange titled “Financial Statements” and Schedule B to this Offer to Exchange for additional information.

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11.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our current directors, executive officers as of June 14, 2016, is attached to this Offer to Exchange as Schedule A. Our named executive officers, certain identified members of our leadership team and the members of our Board are not eligible to participate in the Exchange Program. As of June 14, 2016, our executive officers and directors (14 persons) as a group held options unexercised and outstanding under the Stock Plans to purchase a total of 535,000 of our shares, which represented approximately 27.41% of the shares subject to all options outstanding under the Stock Plans as of that date.

The following table below sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding under the Stock Plans as of June 14, 2016. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the Stock Plans, which was 1,951,942 as of June 14, 2016. Our named executive officers, certain identified members of our executive leadership team and the members of our Board are not eligible to participate in the offer.

		Number of Shares Subject to Outstanding	Percentage of Total Outstanding
Name	Position	Options	Options
Michael Alber	Chief Financial Officer	—	%
Deborah Bonanni	Director	31,500	1.61%
Bill Campbell	Director	40,500	2.07%
Michele Cook	Executive Vice President of Business Development	—	%
Kim DeChello	Chief Administrative Officer and Secretary	147,500	7.56%
Chris Fedde	Executive Vice President	25,000	1.28%
John Hannon	Director	9,000	* %
Chris Inglis	Director	—	%
Ken Minihan	Director	50,500	2.59%
Art Money	Director	50,500	2.59%
Caroline Pisano	Chairman of the Board, Director	18,000	* %
Mark Sopp	Director	—	%
Bill Weber	President, Chief Executive Officer and Director	—	%
Mark Willard	Chief Operating Officer	162,500	8.33%
* Less than 1%.

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving our common stock or options to purchase our common stock during the past 60 days before and including June 14, 2016:

Name of Executive Officer/Director Effected	Date of Transaction	Amount of Securities Involved	Price Per Share		Where and How the Transaction was Effected
Mark Sopp	5/27/16	10,000	$8.7836	(1)	Open Market Purchase
Mark Sopp	5/31/16	1,101	$8.8973	(1)	Open Market Purchase
Mark Sopp	5/31/16	8,899	$8.886	(1)	Open Market Purchase
John Hannon	5/4/16	212,728	$5.50	(2)	Warrant Exercise(3)
Caroline Pisano	5/3/16	10,944		(4)	Warrant Exercise (5)
Caroline Pisano	5/28/16	16,753		(6)	Warrant Exercise(5)
(1)	Weighted Average Price.

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(2)	Warrant Exercise Price.
(3)	Shares held by The John G. Hannon Revocable Trust U/A dated March 9, 2004. Mr. Hannon is the trustee of this trust and has voting and dispositive power over the shares. He disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.
(4)	Shares acquired upon cashless exercise of warrant to purchase 45,455 shares of KEYW common stock at an exercise price $5.50 per share.
(5)	Shares held by the Caroline Pisano 2009 Irrevocable Trust. Ms. Pisano has voting and dispositive power over the shares beneficially owned by the trust. Ms. Pisano disclaims beneficial ownership of the shares held by the trust except to the extent of her pecuniary interest therein
(6)	Shares acquired upon cashless exercise of a warrant to purchase 45,455 shares of KEYW common stock at an exercise price of $5.50 per share.

12.	Status of options acquired by us in the Offer; accounting consequences of the Offer

Options that we acquire through the Exchange Program will be cancelled and, to the extent they were granted under the 2013 Plan, the shares subject to those options will be returned to the pool of shares available for grants of RSUs under the Offer. To the extent shares returning to the 2013 Plan are not reserved for issuance upon vesting of the RSUs to be granted in connection with the Exchange Program, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2013 Plan participants without further stockholder action, except as required by applicable law or the rules of NASDAQ or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offer with respect to all Eligible Options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the RSUs granted in the Exchange Program. The incremental compensation will be measured as the excess, if any, of the fair value of each RSU granted to employees in exchange for the cancelled Eligible Options, measured as of the date the RSUs are granted, over the fair value of the Eligible Options exchanged for the RSUs, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the RSUs. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited RSUs will not be recognized. We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set before the Exchange Program began, and when the exchange actually occurs on the expiration date.

13.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of RSUs as contemplated by the Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Exchange Program to accept tendered options for exchange and to issue RSUs for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting RSUs on the RSU grant date, we will not grant any RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the RSU grant date we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your Eligible Options will not be accepted for exchange.

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14.	Material income tax consequences.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for RSUs pursuant to the Offer for those Eligible Employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisers to discuss the consequences to you of this transaction.

We recommend that you consult your tax adviser with respect to the federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding options for RSUs under the Exchange Program generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the shares subject to the RSUs vest, at which time they no longer can be forfeited and we will deliver the shares to you. At the same time, the Company also typically will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the RSUs granted under the Exchange Program, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement, including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

You also should note that if (1) your RSUs constitute “deferred compensation” within the meaning of Section 409A of the Code, (2) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us, and (3) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your RSU award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under Section 409A of the Code.

Nonstatutory stock options.

Under current law, a U.S. option holder generally will not recognize taxable income upon the grant of a nonstatutory stock option, nor will such option holder recognize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

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If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax adviser with respect to the federal, state, and local tax consequences of participating in the Exchange Program.

In addition, if you are a resident of or taxpayer in more than one country, you should be aware that there might be income tax, social insurance and other tax or legal consequences for more than one country that may apply to you. Also, if you were granted Eligible Options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the RSUs are granted to you pursuant to the Exchange Program, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the RSUs as a replacement grant).

15.	Extension of Offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of Eligible Options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer. As a reminder, if a particular option expires after the start of, but before cancellation under the Offer, that particular option is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in the Offer or the consideration being offered by us for the Eligible Options in the Offer, the Offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least two (2) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

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For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through the Exchange Program.

17.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016;

2.	Our definitive proxy statement on Schedule 14A for our 2016 annual meeting of stockholders, filed with the SEC on April 14, 2016;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2016, filed with the SEC on May 10, 2016;

4.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 28, 2010 and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The information contained in our current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting:

The KEYW Holding Corporation
Attn: Corporate Secretary
7740 Milestone Parkway, Suite 400
Hanover, Maryland 21076

Phone: (443) 733-1600

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

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The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in the Exchange Program.

18.	Financial information.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2015, and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2015, and from our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2016. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value per share of $5.94 on March 31, 2016.

19.	Miscellaneous.

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Exchange and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

The KEYW Holding Corporation

June 15, 2016

37

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF THE KEYW HOLDING CORPORATION

The directors and executive officers of the KEYW Holding Corporation as of June 15, 2016, are set forth in the following table:

Name	Position and Offices Held
Michael Alber	Chief Financial Officer
Deborah Bonanni	Director
Bill Campbell	Director
Michele Cook	Executive Vice President, Business Development
Kim DeChello	Chief Administrative Officer and Secretary
Chris Fedde	Executive Vice President & President of Hexis Cyber Solutions, Inc., a KEYW Subsidiary
John Hannon	Director
Chris Inglis	Director
Ken Minihan	Director
Art Money	Director
Caroline Pisano	Chairman of the Board, Director
Mark Sopp	Director
William Weber	President & Chief Executive Officer; Director
Mark Willard	Chief Operating Officer

The address and business telephone of each executive officer and director is:

The KEYW Holding Corporation

7740 Milestone Parkway, Suite 400
Hanover, Maryland 21076

(443) 733-1600

Our executive officers and the members of our board of directors are not eligible to participate in the Exchange Program.

A-1

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF THE KEYW HOLDING CORPORATION

We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. In addition, we incorporate by reference the unaudited financial information included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

The following tables set forth our summary historical consolidated financial data for the fiscal years ended December 31, 2015 and December 31, 2014 and the three month periods ended March 31, 2016 and March 31, 2015, certain selected ratios for such periods and our financial position as of such dates. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016. Financial data for the three month periods ended March 31, 2016 and March 31, 2015, and the selected ratios for such periods, are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year.

We had a book value per share of $5.94 on March 31, 2016.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION
(in thousands, except share and per share amounts)

	Years Ended December 31,				Three Months Ended March 31,
	2014(1)		2015(1)		2015(2)		2016(2)
					(Unaudited)
Revenue	$290,574		$311,810		$68,848		$73,642
Gross Profit	$95,173		$99,590		$20,241		$22,845
Operating (Loss) Income	$(13,353)		$(26,766)		$2,829		$4,939
Income from continuing operations	n/a		n/a		$130		$1,909
Net (loss)	$(13,535)		$(58,622)		$(5,847)		$(15,410)

Basic net (loss) earnings per share from continuing operations	n/a		n/a		$—		$(0.05)
Basic net (loss) earnings per share	$(0.36)		$(1.51)		$(0.16)		(0.39)

Diluted net (loss) earnings per share from continuing operations	n/a		n/a		$—		$0.05
Diluted net (loss) earnings per share	$(0.36)		$(1.51)		$(0.15)		(0.39)

Weighted Average Common Shares Outstanding-basic	37,442,680		38,722,340		37,632,364		39,850,003
Weighted Average Common Shares Outstanding-diluted	37,442,680		38,722,340		39,658,252		39,900,388

Other Data:
Ratio of earnings to fixed charges(3)	(1.48	)x	(2.60	)x	1.11	x	2.11	x

(1)	On an unaudited pro forma basis, giving effect to the sale of substantially all of the assets comprising our former Commercial Cyber Solutions segment during the second quarter of 2016, Net Loss and Loss Per Share (Basic and Diluted) for the year ended December 31, 2015 were $11,902 and $0.31, respectively, and Net Income and Income per Share (Basic and Diluted) for the year ended December 31, 2014 were $6,590 and $0.18, respectively. For further information, including the basis for such pro forma amounts, please see our Form 8-K, filed with the SEC on June 9, 2016, and the unaudited pro forma condensed consolidated financial statements filed as Exhibit 99.2 thereto, which information is incorporated herein by reference.

(2)	The results of our Commercial Cyber Solutions segment were reclassified as discontinued operations for the three months ended March 31, 2016 and 2015.

(3)	Earnings included in the calculation of this ratio consist of income (loss) from continuing operations before income taxes plus interest expense. Fixed charges include interest expense and capitalized interest. The Company does not capitalize interest associated with property, plant and equipment as it does not borrow to pay for these assets.

B-1

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION

(in thousands)

	December 31, 2014	December 31, 2015	March 31, 2016 (Unaudited)
Current Assets	$119,017	$99,559	$112,860
Total Assets	$466,653	$453,405	$441,603
Current Liabilities	$33,664	$36,608	$37,351
Long-Term Obligations	$133,771	$164,972	$167,262
Total Stockholders’ Equity	$299,218	$251,825	$236,990

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SCHEDULE C

Election Terms & Conditions

I acknowledge and agree with the terms and conditions stated below and as set forth in the Offer Documents comprising this Exchange Program.

1.      I agree that my decision to accept or reject the Exchange Program with respect to some or all of my eligible option grants is entirely voluntary and is subject to the terms and conditions of the Offer to Exchange and the Offer Documents.

2.    I understand that I may change my election at any time by completing and submitting a new election form no later than 5:00 p.m., Eastern Time, on July 14, 2016 (unless the Exchange Program is extended), and that any election form submitted and/or received after such time will be void and of no further force and effect.

3.    If my employment or other service with KEYW or its subsidiaries terminates before the Exchange Program expires, I understand that my exchange election will be cancelled and I will not receive the new RSU grant. I understand that, if this occurs, no changes will be made to the terms of my current stock options and such stock options will be treated as if I had declined to participate in the Exchange Program.

4.    I understand and agree that if my employment with KEYW or any of its subsidiaries ends for any reason (whether or not in breach of local labor laws) after I receive the new RSU grant, my exchange election will have been processed and my new RSU grant will have the applicable terms and conditions, including the vesting requirements and schedule, as described in the Offer to Exchange. I further understand and agree that if I leave KEYW prior to the one-year anniversary of the date of grant, my RSUs will be forfeited.

5.    I agree that decisions with respect to future grants under any KEYW equity compensation plan will be at the sole discretion of KEYW.

6.    I agree that: (i) the Exchange Program is discretionary in nature and may be suspended or terminated by KEYW, in accordance with the terms set forth in the Offer Documents, at any time prior to the expiration of the Exchange Program; (ii) KEYW may, at its discretion, refuse to accept my election to participate; and (iii) the Exchange Program is a one-time offer that does not create any contractual or other right to receive future offers, options or benefits in lieu of offers.

7.    I agree that: (i) the value of any RSUs and participation in the Exchange Program made pursuant to the Exchange Program is an extraordinary item of income which is outside the scope of my employment contract or other service contract, if any; (ii) the value of any RSUs granted pursuant to the Exchange Program is not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for KEYW, any subsidiary or affiliate of KEYW or my current employer or entity with which I am engaged to provide services.

8.    Neither my participation in the Exchange Program nor this election will be construed so as to grant me any right to remain in the employ of KEYW or any of its subsidiaries and will not interfere with the ability of my current employer, or applicable entity with which I am engaged to provide services, to terminate my employment or other service relationship at any time with or without cause (subject to the terms of my employment contract or other service contract, if any).

9.    Neither my participation in the Exchange Program nor this election will be interpreted to form an employment or service contract or relationship with KEYW or any subsidiary or affiliate of KEYW.

10.  I understand that the future value of the shares of KEYW’s common stock underlying the RSUs is unknown and cannot be predicted with certainty.

C-1

11.  Regardless of any action that KEYW or a subsidiary or affiliate of KEYW takes with respect to any or all federal, state and local income tax, social insurance and social security liabilities or premium, payroll tax or other tax-related withholding related to the Exchange Program and RSUs (“Applicable Withholdings”), I acknowledge that the ultimate liability for all Applicable Withholdings is and remains my sole responsibility. I further acknowledge that KEYW (i) makes no representations or undertakings regarding the treatment of any Applicable Withholdings in connection with any aspect of the Exchange Program and the RSUs, including, but not limited to, the exchange of eligible options for RSUs, the grant, vesting or settlement of the RSUs, the issuance of shares upon settlement of the RSUs, the subsequent sale of shares acquired pursuant to such issuance and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the Exchange Program or any aspect of the RSUs to reduce or eliminate my liability for Applicable Withholdings or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of grant of my eligible options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that KEYW and/or my employer or entity with which I am engaged to provide services (or former employer or entity, as applicable) may be required to withhold or account for Applicable Withholdings in more than one jurisdiction. I authorize KEYW and/or its subsidiaries to withhold all Applicable Withholdings legally payable by me from my wages, from the proceeds of any stock sales or other cash payment paid to me by KEYW and/or its subsidiaries. Finally, I agree to pay to KEYW or its subsidiary any amount of Applicable Withholdings that KEYW or its subsidiary may be required to withhold as a result of my participation in the Exchange Program and the grant of RSUs if KEYW does not satisfy the Applicable Withholding through other means. KEYW may refuse to issue or deliver the shares subject to RSUs that I receive pursuant to the Exchange Program, if I fail to comply with my obligations in connection with the Applicable Withholdings.

12. I acknowledge and agree that none of KEYW or a subsidiary or affiliate of KEYW, or any of their respective employees or agents, has made any recommendation to me as to whether or not I should accept the offer to exchange my eligible options and that I am not relying on any information or representation made by any such person in accepting or rejecting the offer, other than any information contained in the Offer Documents.

13.  I agree that participation in the Exchange Program is governed by the terms and conditions set forth in the Offer Documents. I acknowledge that I have received the Offer Documents and have been afforded the opportunity to consult with my own investment, legal and/or tax advisers before making this election and that I have knowingly accepted or rejected the offer. I agree that any and all decisions or interpretations of KEYW upon any questions relating to the Exchange Program and this election form will be given the maximum deference permitted by law.

14.  I agree that the terms of the RSUs, if any, that I receive pursuant to the Exchange Program will be subject to the terms and conditions of the applicable RSU agreement.

15.  I understand and agree that the Exchange Program and the RSUs granted pursuant to the Exchange Program are governed by, and subject to, the laws of the State of Maryland, without regard to its conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Exchange Program or the grant of RSUs, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that such litigation will be conducted only in the state courts having situs in Baltimore, Maryland, or the federal courts for the United States for the District of Maryland, and no other courts where this grant is made and/or to be performed.

16.  I understand that I may submit my election form via facsimile and if I submit my election form via facsimile, KEYW intends to send me a confirmation of receipt of my election form by email at the email address as I have provided to KEYW below, within 2 business days after KEYW receives my election form. I understand that if I submit my election form via the Exchange Program website, the confirmation statement provided on the Exchange Program website will provide evidence of my election and that I should print and keep a copy of such election confirmation for my records. If I do not receive a confirmation from KEYW, I understand that it is my responsibility to ensure that my election form has been received no later than 5:00 p.m., Eastern Time, on July 14, 2016. I understand that only responses that are properly completed, signed (electronically or otherwise), dated and actually received by KEYW by the deadline will be accepted.

C-2